Exhibit 99

July 26, 2007

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2007 EARNINGS

Wheeling, WV, July 26, 2007–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2007 was reported at $506,022 or $.33 per share, compared to $549,433 or $.36 per share reported for the same period a year earlier. The decrease in earnings during the second quarter of 2007 compared to 2006 was primarily attributed to declines in net interest income and noninterest income, offset in part by a reduction in noninterest expenses. During the second quarter of 2007 over 2006, net interest income declined $226,135 or 9.9%, and was primarily due to the increased interest paid on interest bearing liabilities combined with the decline in the interest and fees earned on loans offset in part by the increased interest earned on investment securities. Noninterest income decreased $24,139 or 6.3% as compared to the same period in 2006 and was primarily due to a decline in gains on sales of investment securities, offset in part by increased service charges and other fee income and other operating income. Noninterest expenses were reduced by $216,220 or 10.8% primarily due to decreases in salary and employee benefits expenses and other operating expenses, offset in part by increased occupancy expenses.

For the six months ended June 30, 2007, net income was reported at $921,418 or $.60 per share compared to $1,149,476 or $.75 per share reported for the same period in 2006. The decrease in earnings during the first six months of 2007 as compared to 2006 was primarily attributed to decreased net interest income and noninterest income, offset in part by the decrease in noninterest expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30, 2007	December 31, 2006
AT PERIOD END
Total Assets	$245,764	$254,438
Total Deposits	204,424	210,409
Total Loans	120,573	120,709
Total Investment Securities	106,540	110,894
Shareholders’ Equity	25,066	25,277
Shareholders’ Equity Per Share of Common Stock	16.40	16.54

(Unaudited, in thousands, except share and per share data)	June 30, 2007	June 30, 2006
FOR THE THREE MONTHS ENDED
Net income	506	549
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.33	.36
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.81%	.84%
Return on Average Equity	7.78%	8.71%

FOR THE SIX MONTHS ENDED
Net income	921	1,149
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.60	.75
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.73%	.87%
Return on Average Equity	7.15%	9.21%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”